Exhibit 4.1

PENNYMAC FINANCIAL SERVICES, INC.,

each of the Guarantors named
On the signature pages hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 7, 2021

This SECOND SUPPLEMENTAL INDENTURE, dated as of October 7, 2021 (this “Second Supplemental Indenture”), is among PennyMac Financial Services, Inc., a Delaware corporation (the “Issuer”), the Guarantors listed on Schedule A hereto (the “Guarantors” and, collectively with the Issuer, the “PennyMac Parties”), and U.S. Bank National Association, as trustee (the “Trustee”) under the Existing Indenture referred to below.

WHEREAS, the Issuer, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of September 29, 2020 (as supplemented by that certain First Supplemental Indenture, dated as of October 19, 2020, the “Existing Indenture” and, together with this Second Supplemental Indenture, the “Indenture”), pursuant to which the Issuer issued $650,000,000 aggregate principal amount of its 5.375% Senior Notes due 2025 (the “2025 Notes”);

WHEREAS, Section 9.02 of the Existing Indenture provides that (subject to certain exceptions), the Issuer, the Guarantors and the Trustee may amend the Existing Indenture and the 2025 Notes with the written consent of the Holders of at least a majority in principal amount of the 2025 Notes then outstanding;

WHEREAS, the Issuer desires and has requested the Trustee to join with it and the Guarantors in entering into this Second Supplemental Indenture for the purpose of amending the 2025 Notes and the Existing Indenture, in each case, in certain respects as permitted by Section 9.02 of the Existing Indenture;

WHEREAS, the Issuer has solicited consents to this Second Supplemental Indenture upon the terms and subject to the conditions set forth in its Consent Solicitation Statement, dated September 27, 2021 (which, including any amendments, modifications or supplements thereto, constitutes the “Consent Solicitation”)

WHEREAS, the Issuer has received the consent of the Holders of a majority in principal amount of the outstanding 2025 Notes to modify the 2025 Notes and the Existing Indenture as set forth below;

WHEREAS, as contemplated by Section 9.03 of the Existing Indenture, the Issuer has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel relating to this Second Supplemental Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid, binding and enforceable agreement of the Issuer, the Guarantors and the Trustee and a valid supplement to the Existing Indenture have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party hereto hereby agrees, for the benefit of each other and for the equal and ratable benefit of the Holders of the 2025 Notes, as follows:

(1)           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Existing Indenture.

(2)           Modifications of Indenture. Pursuant to Section 9.02 of the Existing Indenture, and subject to Section (5) hereof, the Existing Indenture is hereby amended as follows:

(A)             Section 1.02 (Definitions) of the Existing Indenture will be amended to add the following definitions:

“Relevant Condition” means, at any date of determination, Total Shareholders’ Equity is at least $3,200.0 million.

“Total Shareholders’ Equity” means, at any date of determination, the consolidated shareholders’ equity of the Issuer and its Restricted Subsidiaries, calculated excluding:

(1) any amounts attributable to Disqualified Stock,

(2) treasury stock,

(3) the cumulative effect of a change in accounting principles, and

(4) any non-controlling interest owned by any Person in any Subsidiary of the Issuer.

(B)              Clause (17) of the definition of Consolidated Net Income included in Section 1.02 (Definitions) of the Existing Indenture will be amended to add the language “and Section 10.10(a)(3)(b)” immediately after “Section 10.10(a)(3)(a)”.

(C)              Clause (8) of the definition of Permitted Investments included in Section 1.02 (Definitions) of the Existing Indenture will be amended to replace the language “the greater of (x) $175.0 million and (y) 4.0% of Consolidated Tangible Net Worth” with “the greater of (x) $175.0 million and (y) 5.0% of Consolidated Tangible Net Worth”.

(D)              Clause (13) of the definition of Permitted Investments included in Section 1.02 (Definitions) of the Existing Indenture will be amended to replace the language “the greater of (x) $175.0 million and (y) 7.0% of Consolidated Tangible Net Worth” with “the greater of (x) $245.0 million and (y) 7.0% of Consolidated Tangible Net Worth”.

(E)              Clause (22) of the definition of Permitted Investments included in Section 1.02 (Definitions) of the Existing Indenture will be amended to replace the language “the greater of (x) $25.0 million and (y) 1.0% of Consolidated Tangible Net Worth” with “the greater of (x) $35.0 million and (y) 1.0% of Consolidated Tangible Net Worth”.

(F)              Clause (28) of the definition of Permitted Investments included in Section 1.02 (Definitions) of the Existing Indenture will be amended to replace the language “the greater of (x) $100.0 million and (y) 4.0% of Consolidated Tangible Net Worth” with “the greater of (x) $140.0 million and (y) 4.0% of Consolidated Tangible Net Worth”.

(G)              The text included in Clause (a)(2) of Section 10.10 (Limitation on Restricted Payments) of the Existing Indenture shall be amended to add the text in blue font as indicated below:

(2) the Relevant Condition is satisfied at the time thereof, or immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under Section 10.11(a); and

(H)              The text included in Clause (a)(3) of Section 10.10 (Limitation on Restricted Payments) of the Existing Indenture shall be amended to add the text in blue font and delete the text in as indicated below:

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after September 29, 2020 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(C) and (8) of Section 10.10(b), but excluding all other Restricted Payments permitted by Section 10.10(b)), is less than the sum of (without duplication):

(a)	50.0% of the Consolidated Net Income of the Issuer for each fiscal quarter from July 1, 2020 to June 30, 2021, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (taken as one accounting period), plus

(b)	(I) in the event that the Relevant Condition is not satisfied at the time thereof and after giving effect thereto, 50.0% of the Consolidated Net Income of the Issuer for each fiscal quarter from July 1, 2021 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (taken as one accounting period); or

(II) in the event that the Relevant Condition is satisfied at the time thereof and after giving effect thereto, 100.0% of the Consolidated Net Income of the Issuer for each fiscal quarter from July 1, 2021 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (taken as one accounting period); plus

(c)	100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since the September 29, 2020 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 10.11(b)(16)(a) from the issue or sale of:

(x) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(i)	Equity Interests to any future, current or former employees, directors, managers or consultants of the Issuer, its Subsidiaries or any Parent Entity after September 29, 2020, to the extent such amounts have been applied to Restricted Payments made in accordance with Section 10.10(b)(4); and

(ii)	Designated Preferred Stock; and

(B)	Equity Interests of any Parent Entity, to the extent such net cash proceeds are actually contributed to the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 10.10(b)(4)); or

(y) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests (other than Disqualified Stock) of the Issuer or a Parent Entity;

provided, however, that this clause (c) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Issuer sold to a Subsidiary, (Y) Disqualified Stock (or debt securities that have been converted or exchanged into Disqualified Stock) or (Z) Excluded Contributions, plus

(d)	100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary (to the extent not constituting an Asset Sale by the Issuer or a Restricted Subsidiary) or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation or merger after July 31, 2018 (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 10.11(b)(16)(a), (ii) are contributed by the Issuer or a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(e)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of, such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case, after September 29, 2020; or

(B) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after September 29, 2020; plus

(f)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after September 29, 2020, the fair market value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent such Investment constituted a Permitted Investment, plus

(g)	the greater of (x) $175 million and (y) 5.0% of Consolidated Tangible Net Worth.

(I)               Clause (4) of Section 10.10(b) of the Existing Indenture will be amended to replace the language “the greater of (x) $25.0 million and (y) 1.0% of Consolidated Tangible Net Worth” with “the greater of (x) $35.0 million and (y) 1.0% of Consolidated Tangible Net Worth”.

(J)               Clause (10) of Section 10.10(b) of the Existing Indenture will be amended to replace the language “the greater of (x) $125.0 million and (y) 5.0% of Consolidated Tangible Net Worth” with “the greater of (x) $175.0 million and (y) 5.0% of Consolidated Tangible Net Worth”.

(K)              Clause (16)(a) of Section 10.11(b) of the Existing Indenture will be amended to replace the language “clauses 3(b) and 3(c)” with “clauses 3(c) and 3(d)”.

(3)           Technical and Conforming Amendments. Subject to Section (5) hereof, the 2025 Notes and the Existing Indenture are hereby amended by amending or deleting any definitions or provisions in the 2025 Notes and the Existing Indenture with respect to which references would be amended or eliminated as a result of the amendments of the Indenture pursuant to Section (2) hereof.

(4)           Reference to and Effect on Existing Indenture. Upon the date hereof, each reference in the Existing Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Existing Indenture as supplemented by this Second Supplemental Indenture, unless the context requires otherwise. This Second Supplemental Indenture shall form a part of the Existing Indenture for all purposes.

(5)           Effectiveness. The provisions of this Second Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto.

(6)           No Personal Liability of Directors, Managers, Officers, Employees and Stockholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies or entities shall have any liability for any obligations of the Issuer or the Guarantors under the 2025 Notes, the Guarantees or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.

(7)           Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE.

(8)           Further Assurances. Subject to the relevant Sections of this Second Supplemental Indenture becoming operative in accordance with Section (5) hereof, the Trustee is authorized and agrees to execute, deliver and acknowledge all such further documents, agreements, certificates, deeds, instructions and instruments and take all such action as directed to implement the terms of this Second Supplemental Indenture.

(9)           Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(10)         Headings. The Section headings herein are for convenience or reference only and are not intended to be considered a part hereof and shall not affect the construction hereof.

(11)         Successors. All agreements of the Issuer in this Second Supplemental Indenture and the 2025 Notes shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Second Supplemental Indenture shall bind such Guarantor’s successors, except as otherwise provided in Section 12.08 of the Existing Indenture.

(12)         Continued Effect. Except as expressly supplemented and amended by this Second Supplemental Indenture, the Existing Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Existing Indenture (as supplemented and amended by this Second Supplemental Indenture) is in all respects hereby ratified and confirmed. This Second Supplemental Indenture and all the terms and conditions of this Second Supplemental Indenture, with respect to the 2025 Notes, shall be and be deemed to be part of the terms and conditions of the Existing Indenture for any and all purposes, and every Holder of 2025 Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict, the provisions of this Second Supplemental Indenture shall control.

[Signature pages follow.]

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

PENNYMAC FINANCIAL SERVICES, INC., as Issuer

By:	/s/ Daniel Perotti
Name:	Daniel S. Perotti
Title:	Senior Managing Director and Chief Financial Officer

PNMAC HOLDINGS, INC. PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC PNMAC CAPITAL MANAGEMENT, LLC PENNYMAC LOAN SERVICES, LLC PENNYMAC SERVICES, INC., as Guarantors

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Senior Managing Director and Treasurer

Signature Page to Second Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joshua Hahn
Name: Joshua Hahn
Title: Vice President

Signature Page to Second Supplemental Indenture

SCHEDULE A

No.	Guarantor	Jurisdiction
1.	PNMAC Holdings, Inc.	Delaware
2.	Private National Mortgage Acceptance Company, LLC	Delaware
3.	PNMAC Capital Management, LLC	Delaware
4.	PennyMac Loan Services, LLC	Delaware
5.	PennyMac Services, Inc.	California